Exhibit 99.7

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (“Agreement”) is made and entered into as of November 25, 2014 by and between Mavenir Systems, Inc. (“Company A”) and Mitel Networks Corporation (a company incorporated under the laws of Canada) (“Company B”).

For and in consideration of the disclosures to be made hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. In this Agreement:

“Confidential Information” means all information concerning a party to this Agreement (“Disclosing Party”) or its affiliates or their respective business or affairs or shareholders furnished by or on behalf of the Disclosing Party to the other party of this Agreement (“Recipient”) or any of Recipient’s Representatives, regardless of the manner in which it is furnished (whether oral or in writing or electronic or in any other form or media or obtained by, or made available to, the Recipient or any of its Representatives, or otherwise ascertained through observation by the Recipient or any of its Representatives) and regardless of whether furnished before or after the date hereof, and includes particulars of corporate structure and governance; financial condition; operations; assets or liabilities; business plans or prospects; customers or vendors; intellectual property and technology; know-how; domain names; app names; company, shareholder, and employee names; and any material prepared by or for Recipient which contains, otherwise reflects, or is generated (in whole or in part) from Confidential Information; but Confidential Information does not include information that: (i) is already known to Recipient, without obligation to keep it confidential, at the time of its receipt from Disclosing Party; (ii) is received by Recipient in good faith from a third party that was lawfully in possession thereof and had no obligation to keep such information confidential; (iii) was readily available to the public at the time of its receipt by Recipient or has become readily available to the public other than by a breach of this Agreement or other non-disclosure covenant, breach of fiduciary duty, or other action by Recipient or any of its Representatives; or (iv) is shown by written record to have been developed by Recipient independent of, and without reference to, any disclosure by Disclosing Party; provided that the foregoing exceptions will not apply with respect to any personal information that is subject to privacy laws.

“Disclosing Party” means Company A in respect of its Confidential Information disclosed to Company B, and means Company Bin respect of its Confidential Information disclosed to Company A.

“including” and “include” mean “including without limitation” and “include without limitation”, respectively.

“Representatives” means, in respect of any Person, such Person, such Person’s affiliates, its and their respective directors, officers, employees, agents, and advisors (including financial advisors and legal counsel). The term “Representatives” does not include a party’s shareholders or any affiliate of a party’s shareholder unless the shareholder or its affiliate has received Confidential Information from the Recipient or any of the Persons listed in the preceding sentence.

“Person” includes individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures, and governmental organizations.

“Purpose” means considering and evaluating a potential acquisition of Company A by Company B.

“Recipient” means Company A in respect of the Confidential Information of Company B, and means Company Bin respect of the Confidential Information of Company A.

2. In connection with the Purpose, Disclosing Party may disclose Confidential Information to Recipient. Nothing in this Agreement obligates Disclosing Party to make any particular disclosure of Confidential Information. Recipient acknowledges and agrees that all right, title and interest in and to the Confidential Information will remain the exclusive property of Disclosing Party. No interest, license, or any right respecting the Confidential Information, other than as may be expressly set out herein, is granted to Recipient under this Agreement by implication or otherwise.

To the extent that any Confidential Information includes materials subject to the attorney-client privilege, neither party is waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to the Recipient or any of its Representatives.

3. Recipient will use the Confidential Information solely for the Purpose. Recipient will protect Disclosing Party’s Confidential Information and keep it secure and confidential. Except as expressly specified herein, Recipient will not, and will not permit its Representatives to, directly or indirectly, disclose, allow access to, transmit or transfer the Confidential Information to a third party without Disclosing Party’s prior written consent. Recipient may disclose the Confidential Information only to Recipient’s Representatives and only to the extent such Representatives have a need to know such information for the Purpose. Recipient will:

(i) prior to disclosing Confidential Information to any such Representative, inform them of the confidential nature of the information and have obtained its agreement to receive and use the Confidential Information on a confidential basis on the same conditions as contained in this Agreement and to otherwise comply with the terms hereof; and

(ii) be responsible for any and all breaches of the terms of this Agreement by its Representatives.

The Recipient, and any parties to whom it provides the Confidential Information, will comply with all applicable laws with respect to the use and maintenance of the Confidential Information, including without limitation any applicable data protection laws.

Recipient will notify the Disclosing Party as promptly as practicable upon becoming aware of any unauthorized disclosure of Confidential Information.

4. Without the prior written consent of Disclosing Party, Recipient will not, and it will not permit its Representatives to, disclose, to any Person: (i) the existence or contents of this Agreement; (ii) the fact that Confidential Information has been made available to it; (iii) the fact that negotiations or discussions with Disclosing Party are, or may be, taking place, including the status thereof; or (iv) any terms, conditions or other matters relating to the Purpose. This Section 4 applies regardless of whether or not the foregoing information comprises Confidential Information.

5. If Recipient is required by applicable law, legal process, governmental regulation, court order or stock exchange requirement to disclose any Confidential Information, Recipient may make such disclosure but must first provide Disclosing Party with prompt notice of such requirement, unless notice is prohibited by law, in order to enable Disclosing Party to seek an appropriate protective order or other remedy. Recipient will cooperate with and will not oppose any action by Disclosing Party to seek such a protective order or other remedy. If, failing the obtaining of a protective order or other remedy by Disclosing Party, such disclosure is required (including where Recipient was prohibited by law from providing notice), Recipient will use reasonable efforts to ensure that the disclosure will be afforded confidential treatment and will only disclose such Confidential Information that it is, on the advice of its counsel, legally required to disclose.

6. Upon Disclosing Party’s request, or on the expiration or termination of this Agreement, Recipient will promptly return to Disclosing Party or irrecoverably destroy all Confidential Information, including all copies thereof (including electronic copies). Recipient will deliver to Disclosing Party a signed certificate by an officer of Recipient attesting to such return or destruction. Notwithstanding the return or destruction of Confidential Information, Recipient will continue to be bound by the terms of this Agreement.

7. Recipient acknowledges and agrees that neither Disclosing Party nor any of Disclosing Party’s Representatives make any representation, warranty or condition, express or implied, as to the accuracy, currency or completeness of the Confidential Information, and Recipient will not be entitled to rely on the accuracy or completeness of the Confidential Information. Recipient understands and agrees that neither Disclosing Party nor any of Disclosing Party’s Representatives will have any liability to Recipient or Recipient’s Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

8. Each party acknowledges and agrees that unless and until a definitive agreement between Company A and Company B has been executed and delivered with respect to the Purpose, neither party nor their Representatives will be under any legal obligation of any kind whatsoever or have any liability to the other party with respect to the Purpose, including any obligation to: (i) consummate any transaction related to the Purpose; (ii) conduct or continue discussions or negotiations or to provide any Confidential Information; or (iii) enter into or negotiate a definitive agreement. Company A reserves the right, in its sole discretion, to reject any and all proposals made by Company B or on its behalf with regard to the Purpose, to terminate discussions and negotiations with Company B, and to enter into any agreement with any other Person without notice to Company B or any of Company B’s Representatives, all at any time and for any reason or no reason.

9. The parties each acknowledge that Confidential Information disclosed hereunder and the existence of discussions between Company A and Company B may represent material information that has not been publicly disclosed. Accordingly, each party along with their respective Representatives may be subject to applicable securities laws, including the securities laws in Canada and the United States, which would restrict trading in the other party’s securities and would prevent a party from communicating such information to other Persons when it is reasonably foreseeable that such other Person is likely to trade in such securities. Each party acknowledges and agrees that that it is aware of, and will fully comply with, such laws and will ensure that each party’s Representatives are also aware and fully comply.

10. For a period commencing with the date of this Agreement and ending on the date that is eighteen months thereafter (the “Standstill Period”), neither party, nor any of the subsidiaries or affiliates of such party, but only to the extent under the control of such party, will, in any manner, directly or indirectly, without the prior consent of the other party’s board of directors or person(s) authorized by its board of directors: (a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the other party or any securities of any subsidiary of the other party, (ii) any acquisition of any assets of the other party or any assets of any subsidiary of the other party, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the other party or any subsidiary of the other party, or involving any securities or assets of the other party or any securities or assets of any subsidiary of the other party, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the other party; (b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the other party; (c) act, alone or in concert with others, to make any proposals to seek representation on the board of directors of the other party or otherwise seek to control or influence the management, board of directors or policies of the other party; (d) agree or offer to take, or encourage or propose (publicly or otherwise, including indirectly by means of communication with the press or media)) the taking of, any action referred to in clause “(a)”, “(b)”, or “(c)” of this sentence; (e) take any action that would reasonably be expected to require the other party to make a public announcement regarding any of the types of matters set forth in clauses “(a)” through “(d)” of this sentence; (f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”,

“(c)”, “(d)” or “(e)” of this sentence; (g) enter into any discussions (other than with any of the party’s Representatives), negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or (h) publicly request or propose that the other party or any of the other party’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 10.

Notwithstanding anything in this section 10 to the contrary, if, at any time during the Standstill Period, (A) an announcement is made by a party or any other Person (other than the other party or its Representatives) that a third party (other than the other party or its Representatives) is or may be interested in acquiring at least twenty percent (20%) of the outstanding capital stock of such party, voting control or a material part of such party’s assets (by way of a tender offer, exchange offer, proxy contest, acquisition or other similar transaction), or (B) a definitive agreement is executed by such party with a third party relating to such an acquisition of capital stock or assets, the restrictions set forth in this Section 10 shall immediately terminate and cease to be of any further effect on the other party.

Notwithstanding any other provision of this section 10, nothing in this Agreement shall prohibit or otherwise restrict either party’s ability, either directly or through its Representative(s), to make any confidential proposal or offer, or to negotiate a confidential proposal or offer, with respect to the other party to, or through, the other party’s Board of Directors, the Chairman of the Board, the Chief Executive Officer or Chief Financial Officer to discuss offers or proposals (a “Permitted Proposal”), so long as the Permitted Proposal and negotiations related to a Permitted Proposal are not made public by such party or its Representatives in violation of this Agreement. Further, the parties agree that the restrictions in this Agreement shall not prevent (i) any pension plan related to a party or its subsidiaries from acquiring, or offering to acquire, securities of the other party at any time or (ii) a party’s financial advisors from engaging in ordinary course brokerage or other transactions involving the securities of the other party at any time to the extent such transactions are executed by or on behalf of customers other than such party or its subsidiaries.

11. During the Term of this Agreement set forth below, neither party shall (i) solicit for hire any employee of the other party nor any of its subsidiaries with whom it first become aware during the period of its investigation of the other party or its subsidiaries, provided that the foregoing will not preclude hiring pursuant to a general solicitation of employment (including through the use of bona fide search firms) that is not directed at the employees of the other party, nor (ii) on the basis of Confidential Information, solicit any of the other party’s actual or potential customers identified in the Confidential Information.

12. All requests to Company A for information or inquiries with respect to the Confidential Information shall be made to the Company’s Chief Executive Officer or the Chief Financial Officer, or to such individuals that such officers may specifically designate from time to time.

13. The term of this Agreement will expire two (2) years after the date hereof (the “Term”), except that each party’s rights and obligations under this Agreement will survive the expiration or termination of this Agreement and continue in full force and effect with respect to Confidential Information that was furnished during the Term, and the information described in Section 4.

14. Recipient acknowledges and agrees that any breach of this Agreement will cause Disclosing Party immediate and irreparable harm, and that monetary damages for any such breach would alone not be sufficient. Accordingly, Disclosing Party will, in addition to all other remedies it may be entitled to pursuant to this Agreement or at law or in equity, may also be entitled to equitable relief, including injunction and specific performance.

15. This Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided that this Agreement may not be assigned by either party without the prior written consent of the other party (provided that consent shall not be required for a transfer or assignment of this Agreement by either party to a successor entity in the event of a sale of all or substantially all of that party’s assets or a merger or other change of control or acquisition transaction involving that party).

16. No waiver of any default, breach or non-compliance under this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise explicitly provided, will be limited to the specific breach waived.

17. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings or agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. No provision of this Agreement may be modified, waived, or changed except by a writing signed by the authorized representatives of the parties hereto. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such provision will be ineffective only to the extent of such invalidity or unenforceability, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

18. This Agreement is governed by and will be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to its conflict of law. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware for any legal proceedings arising out of this Agreement or the performance of the obligations hereunder.

19. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but which together will constitute the same instrument. Delivery of an executed Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

Company A: MAVENIR SYSTEMS, INC.		Company B: MITEL NETWORKS CORPORATION

By:	/s/ Terry Hungle	By:	/s/ Rich McBee
Name:	Terry Hungle	Name:	Rich McBee
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer